Exhibit 99.1

Bank of Florida Corp.’s Strong Capital Level Continues to Positively Position Company for the Current Credit and Real Estate Cycle

NAPLES, Fla.--(BUSINESS WIRE)--Bank of Florida Corporation (Nasdaq:BOFL), a $1.4 billion asset multi-bank holding company based in Naples, Florida, today reported second quarter 2008 net income of $4,000 compared to $1.240 million for the same period last year. Earnings per diluted share for each period were $0.00 and $0.10, respectively. The Company earned $233,000 or $0.02 per diluted share in first quarter 2008, bringing year-to-date net income to $237,000, or $0.02 earnings per diluted share.

Michael L. McMullan, Bank of Florida Corporation’s Chief Executive Officer, stated, “Pre-tax income for the second quarter, excluding provision for loan losses, was $1.6 million, compared to $1.1 million in the first quarter, an improvement that we believe is a good indication of our operating performance excluding credit costs. Net interest income actually increased over the first quarter, the first increase we’ve seen since the third quarter of last year, reflective of successfully managing down our cost of funds and the positive impact of our asset liability management strategies. Together these actions enabled our net interest margin to be held to only a four basis point decrease from the first quarter to 3.58%.

“Year-to-date pre-tax income, excluding provision for loan losses, was $2.7 million, relatively consistent with what we had anticipated in our plan. Included in the year-to-date results was $22.1 million of net interest income, which was only $264,000 lower than what we had originally planned this year, even with interest rates dropping 225 basis points. Also included in the year-to-date results was a $754,000 improvement in non-interest expense over what had been projected for the first six months of this year. Compared to the first quarter, net interest income improved $612,000 while non-interest expense improved $182,000, primarily driven by a continued focus in leveraging our operating platform.

“Nonperforming assets rose $6.0 million to $24.7 million or 1.75% of total assets, primarily caused by two loans totaling $4.3 million that were 60-89 days past due at March 31, 2008. Conversely, we moved $1.2 million in loans formerly nonperforming off our books as well as decreasing loans 30-89 days past due by $6.4 million. As a result, total past due and nonaccruing loans were slightly reduced in the past 90 days to $38.2 million or 3.20% of total loans outstanding. In addition, we increased our allowance for loan losses to $13.2 million or 1.11% of total loans outstanding, a ratio that exceeded the level at March 31, 2008 and one year earlier. Loan loss provision expense was $1.6 million, an increase of $898,000 over the first quarter 2008 provision, covering net charge-offs by 134%. Our Special Assets Team continues to aggressively manage the nonperforming loan portfolio along with any other loan that begins to show signs of deterioration. This strategy has served us well and is a key to our success in managing our overall delinquency levels.

“Loans grew $17 million during the quarter, representing an 8% annualized growth rate for the first six months of 2008. Increases over the past 90 days were centered in permanent commercial real estate loans, primarily industrial/warehouse and multi-family, and commercial and industrial loans, areas previously least affected by the current real estate downturn and areas in which we have had a primary focus. Loans for construction, land, and residential/commercial development decreased by nearly $57 million. Core deposits, which exclude certificates of deposit, were unchanged on average for the quarter, despite the beginning of the normal seasonal downturn and continued slow economic conditions.

“I am confident that our Company will successfully work through the impact of the current real estate downturn in Florida. We have an experienced management team, many of whom have dealt with downturns similar to this in their careers. We will continue to focus on enhancing and executing on our private banking, commercially-oriented business model that has served us well, keeping a keen eye on the current environment and adjusting accordingly. In addition, on a consolidated basis, the Company has approximately $29 million in capital above the minimum regulatory requirements to be considered `well-capitalized.' Our $160 million in total regulatory capital positions us positively to manage through the current credit cycle and to take advantage of the opportunities this market may present.”

Discussion of specific performance factors for second quarter 2008, including additional detail regarding loan quality, follows below.

  Loans totaled $1.2 billion at June 30, 2008, increasing $17 million during the second quarter compared to a $30 million increase in the first quarter. Since year-end 2007, loans have grown at annualized rate of 8%, with increases in the Tampa Bay and Southeast Florida markets offsetting planned run-off of $3 million at Bank of Florida – Southwest due to the distressed Lee County market. The primary increases in outstandings during the second quarter occurred in permanent commercial real estate loans, which were up $50 million largely on loans for office buildings, industrial/warehouse properties, and multi-family units; commercial and industrial loans, which were up $11 million as the Company continues to expand in this borrower segment; and residential mortgages, including home equity loans, which were up $10 million based on conservative underwriting practices appropriate in the current economic environment. Construction loans on both residential and commercial properties were down by $48 million or 18% during the past 90 days while land and development loans were lower by $9 million. The owner–occupied portion of permanent commercial real estate loans and commercial and residential construction (included in the numbers above) is $269 million or 37% of the combined categories as of June 30, 2008, up $51 million or 24% from one year earlier. Over the past 12 months, the loan portfolio has increased $85 million or 7.7%. As of quarter end, 38% of the Company’s loans will adjust within 90 days to a change in the prime rate or LIBOR, down from 49% one year earlier largely due to residential construction and land and development loan paydowns.
  Total deposits increased $9 million during the second quarter. National Market CDs, which frequently are priced at a lower rate than retail CDs in our markets, have grown $49 million while $8 million of higher-priced retail CDs that have run off have not been replaced. On average, core deposits, which exclude all certificates of deposit (CDs), matched first quarter levels, with higher money market accounts offsetting decreases in both interest and noninterest-bearing checking deposits.
  Total borrowings, primarily advances from the Federal Home Loan Bank, were $201 million at June 30, 2008, up $3 million during the past 90 days. Total borrowings have increased $90 million, or 82%, over the past twelve months as the Company has found this source to be an effective and less costly supplement to retail and National Market CDs.
  Net interest income was $11.3 million in second quarter 2008, $612,000 or 6% higher than in first quarter 2008. As previously mentioned, this was the first time since the third quarter of last year that we experienced an increase in net interest income, which is reflective of successfully managing our cost of funds and the positive impact of our asset/liability management strategies. Together these actions enabled our net interest margin to be held to only a four basis point decrease from the first quarter to 3.58% amid an additional ¼ point reduction in financial market rates in the second quarter. An $82 million increase in average earning assets accounted for about half of the rise in net interest income, with the balance primarily due to downward pricing of our money market accounts and maturing retail CDs being rolled over at lower rates. A $45 million interest rate swap transaction and a $50 million investment leverage strategy had a combined contribution of $600,000, compared to $195,000 in first quarter 2008. Second quarter 2008 net interest income increased $214,000 over the same period last year, with the benefit of higher earning assets more than offsetting the impact of narrower spreads as a result of a 325 basis point reduction in financial market rates during the previous twelve months.
  Nonperforming loans as of June 30, 2008 were $24.3 million or 2.03% of total loans outstanding, higher by $5.6 million and 44 basis points from 90 days earlier. The increase was primarily related to two large loans totaling $4.3 million which had been 60-89 days delinquent as of the prior quarter end. These increases were partially offset by moving $1.2 million in nonperformers off our books since the first quarter, the largest of which was a $980,000 single-family property sold by the borrower. Presently, there is $439,000 in other real estate owned, up from $98,000 at March 31, 2008 due to the addition of two properties as of that date. As of June 30, 2007, nonperforming loans were $5.0 million or 0.45% of total loans and we had no other real estate owned.

  Seven large loans constitute $16.9 million of the present nonperformers, which are primarily in the Southwest market. These nonperformers are comprised of a 200-unit residential condominium project in Ft. Myers; 98 single-family lots in the second phase of a residential subdivision; two 8-unit condominium buildings on 4+ acres in Lehigh Acres; a residential lot and one nearly complete home in the South Naples/Marco Island area; a single family spec home in final stages of construction; four waterfront, direct-access, residential lots in Matlacha; and a 30-acre vacant commercial parcel located just off Interstate 75 in Punta Gorda. Most of these properties are in or are entering the foreclosure process. The primary factor impacting the value of these and the other nonperforming loans is overall market value deterioration.
  Loans 30-89 days past due and still accruing interest were $13.9 million at June 30, 2008 or 1.17% of total loans outstanding, down $6.5 million and 57 basis points, respectively, in the past 90 days. Five of the seven large delinquent loans as of March 31, 2008 totaling $12.1 million became either current as of June 30, 2008 or were moved out of the Company; as noted above, the remaining two loans became nonperforming. Four large loans totaling $13.2 million make up the bulk of the present 30-89 day delinquencies. They are comprised of a loan secured by office property and personal residence in the process of being refinanced with another lender; a closed restaurant facility in Estero; a 6.6-acre vacant commercial parcel in Naples; and a commercial condo in North Fort Myers. Total past due and nonaccruing loans were reduced in the past 90 days to $38.2 million or 3.20% of loans outstanding, down $872,000 and 12 basis points, respectively.
  The allowance for loan losses increased by $421,000 during the quarter to $13.2 million or 1.11% of total loans outstanding, two basis points higher than at March 31, 2008. The change in the allowance during the past 90 days reflects $1.2 million in net charge-offs, a $910,000 or 43% reduction from first quarter 2008. The loan loss provision at $1.6 million, which increased by $898,000 over first quarter 2008, more than covered net charge-offs. Coverage of the allowance to nonperforming loans is 55% compared to 69% at March 31, 2008. The Company believes the allowance recognizes probable losses in the loan portfolio based on a variety of factors that include specific collateral evaluation, industry trends, historical analysis, and market assessments, all of which undergo regular review by risk management executives.
  Assets under advice at Bank of Florida Trust Company were $476 million at June 30, 2008, down $4 million since March 31, 2008 and down $38 million over the past 12 months. Despite continued new account openings and contributions to existing accounts, withdrawals for a variety of personal needs from the Trust Company’s largest client families along with decline in overall equity market values caused assets under advice to remain largely flat during the second quarter and are the primary factors contributing to the overall decline over the past 12 months. Total revenues for second quarter 2008 were $679,000, down 8% from first quarter 2008, while net income reflected a small loss due to staffing additions in our Southeast market, as mentioned in the first quarter earnings call.
  Noninterest income was $1.0 million in the second quarter, a decrease of $247,000 from first quarter 2008. More than half the decrease was caused by a loss on the disposal of certain fixed assets related to the relocation of one of our facilities. Deposit service charges and fees were essentially unchanged, with the balance of the decrease due to lower fees from the sale of mortgages in the secondary market, indicative of the economic slowdown, and lower trust fees. Noninterest income was $251,000 lower than second quarter last year, with the fixed asset loss and lower secondary market fees accounting for more than half the reduction.
  Noninterest expense decreased for the second consecutive quarter, down $182,000 from first quarter 2008, which in turn was a $710,000 decrease from fourth quarter 2007. Lower personnel costs continued to be the primary reason for the reductions. Headcount has been held at approximately 242 full-time equivalents for the past six months, which compares to 257 full-time equivalents at year end prior to a reduction in force.

The following table summarizes the Company’s results for second quarter 2008 versus first quarter 2008 and the comparable prior year period.

Bank of Florida Corporation
Summary of Consolidated Financial Data
(Dollars in thousands, except per share data)

	For the Three Months Ended							For the Six Months Ended
	Jun 30,	Mar 31,	Increase/(decrease)		Jun 30,	Increase/(decrease)		Jun 30,	Jun 30,	Increase/(decrease)
	2008	2008	$	%	2007	$	%	2008	2007	$	%

Total interest income	$20,994	$20,925	$69	0.3%	$21,251	($257)	-1.2%	$41,918	$37,982	$3,936	10.4%
Total interest expense	9,647	10,190	(543)	-5.3%	10,118	(471)	-4.7%	19,839	17,718	2,121	12.0%
Net interest income before provision	11,347	10,735	612	5.7%	11,133	214	1.9%	22,079	20,264	1,815	9.0%
Provision for loan losses	1,585	687	898	130.7%	624	961	154.0%	2,273	1,200	1,073	89.4%
Net interest income after provision	9,762	10,048	(286)	-2.8%	10,509	(747)	-7.1%	19,806	19,064	742	3.9%
Non interest income	1,049	1,296	(247)	-19.1%	1,300	(251)	-19.3%	2,344	2,561	(217)	-8.5%
Gain on sale of investments	0	0	0	N/A	0	0	N/A	0	0	0	N/A
Noninterest expense	10,770	10,952	(182)	-1.7%	9,745	1,025	10.5%	21,717	18,099	3,618	20.0%
Income before taxes	41	392	(351)	-89.5%	2,064	(2,023)	-98.0%	433	3,526	(3,093)	-87.7%
Provision for income taxes	37	159	(122)	-76.7%	824	(787)	-95.5%	196	1,421	(1,225)	N/A
Net income (loss)	4	233	(229)	-98.3%	1,240	(1,236)	-99.7%	237	2,105	(1,868)	-88.7%

Basic earnings (loss) per common share	$-	$0.02	$(0.02)	-100.0%	$0.10	$(0.10)	-100.0%	$0.02	$0.20	$(0.18)	-90.0%
Diluted earnings (loss) per common share	$-	$0.02	(0.02)	-100.0%	$0.10	(0.10)	-100.0%	$0.02	$0.19	(0.17)	-89.5%

Weighted average common shares - Basic	12,779,020	12,779,020	0	0.0%	11,894,845	884,175	7.4%	12,779,020	10,748,279	2,030,741	18.9%
Weighted average common shares - Diluted	12,779,020	12,779,376	(356)	0.0%	12,060,332	718,688	6.0%	12,779,020	10,932,548	1,846,472	16.9%

Return on average assets	0.00%	0.07%	-0.07%	-100.0%	0.42%	-0.42%	100.0%	0.03%	0.40%	-0.37%	92.5%
Return on average common equity	0.01%	0.46%	-0.45%	-97.8%	2.75%	-2.74%	99.6%	0.24%	2.65%	-2.41%	90.9%

Top-line revenue	$12,396	$12,031	$365	3.0%	$12,433	($37)	-0.3%	$24,423	$22,825	$1,598	7.0%
Net interest margin	3.58%	3.62%	-0.04%	-1.1%	4.10%	-0.52%	-12.7%	3.60%	4.17%	-0.57%	-13.7%
Pretax income before tax & prov for loan losses	$1,626	$1,079	$547	50.7%	$2,688	$(1,062)	-39.5%	$2,706	$4,726	$(2,020)	-42.7%
Efficiency ratio	86.88%	91.03%	-4.15%	-4.6%	78.38%	8.50%	10.8%	88.92%	79.29%	9.63%	12.1%

Average equity to average assets	14.12%	15.14%	-1.02%	-6.7%	15.26%	-1.14%	-7.5%	14.61%	15.12%	-0.51%	-3.4%
Average loans held for investment to average deposits
	116.29%	120.89%	-4.60%	-3.8%	114.74%	1.55%	1.4%	118.53%	113.36%	5.17%	4.6%
Net charge-offs to average loans	0.40%	0.74%	-0.34%	N/A	0.00%	0.40%	N/A	0.57%	0.04%	0.53%	1325.0%

	Jun 30,	Mar 31,	Increase/(decrease)		June 30,	Increase/(decrease)
	2008	2008	$	%	2007	$	%
Total assets	$1,414,689	$1,404,034	$10,655	0.8%	1,280,983	$133,706	10.4%
Cash & cash equivalents	17,252	37,530	(20,278)	-54.0%	34,094	(16,842)	-49.4%
Earning assets	1,294,991	1,284,195	10,796	0.8%	1,164,703	130,288	11.2%
Investment securities	92,542	81,075	11,467	14.1%	42,290	50,252	118.8%
Loans	1,191,733	1,174,472	17,261	1.5%	1,106,375	85,358	7.7%
Allowance for loan losses	13,232	12,811	421	3.3%	11,804	1,428	12.1%
Intangible Assets	65,091	65,220	(129)	-0.2%	63,146	1,945	3.1%
Deposit accounts	1,012,408	1,003,042	9,366	0.9%	970,296	42,112	4.3%
Borrowings	201,282	198,286	2,996	1.5%	110,798	90,484	81.7%
Stockholders' equity	197,492	200,539	(3,047)	-1.5%	196,031	1,461	0.7%
Total common shares outstanding	12,779,020	12,779,020	0	0.0%	12,726,131	52,889	0.4%
Book value per common share	$15.45	$15.69	$(0.24)	-1.5%	$15.40	$0.05	0.3%
Tangible book value per common share	$10.36	$10.59	$(0.23)	-2.2%	$10.44	$(0.08)	-0.8%

Loan loss allowance to total loans	1.11%	1.09%	0.02%	1.8%	1.07%	0.04%	3.7%
Loan loss allowance to nonperforming loans	54.56%	68.76%	-14.20%	-20.65%	237.58%	-183.02%	-77.0%
Nonperforming loans to total loans	2.03%	1.59%	0.44%	27.7%	0.45%	1.58%	351.1%
Nonperforming assets to total assets	1.75%	1.33%	0.42%	31.58%	0.39%	1.36%	348.7%

Leverage (tier 1 to average total assets)	9.68%	10.31%	-0.63%	-6.1%	11.59%	-1.91%	-16.5%
Assets under advice -- Bank of Florida Trust Company	$475,890	$479,610	(3,720)	-0.8%	$514,192	(38,302)	-7.4%

The Company’s CEO and President, Michael L. McMullan and Chief Financial Officer, Tracy L. Keegan, will hold a conference call on July 22, 2008 at 9:00 am EDT to discuss second quarter financial results and business highlights. A brief management presentation will be followed by a question and answer period. The webcast noted below, including the audio portion of the conference call, will be maintained for approximately 90 days on the Company’s website.

Listen via Internet: http://investor.shareholder.com/media/eventdetail.cfm?eventid=56949&Co mpanyID=BOFL&e=1&mediaKey=2677C9841362604E27455BF8B8EA496B (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field. Remove the extra space if one exists.)

Dial-in: Toll Free 877-545-1402

Bank of Florida Corporation

Bank of Florida Corporation (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is a $1.4 billion-asset multi-bank holding Company located in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida – Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida – Tampa Bay in Hillsborough and Pinellas Counties; and Bank of Florida Trust Company, collectively referred to as the “Company.” Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on the "Investor Relations" tab. To receive an email alert of all company press releases, SEC filings, and events, select the “Email Notification” section.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bank of Florida Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Bank of Florida Corporation financial performance and could cause actual results for fiscal 2008 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bank of Florida Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:
Bank of Florida Corporation, Naples
Michael L. McMullan, President & CEO
or
Tracy L. Keegan, Executive VP & CFO
239-254-2147